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                                                                   EXHIBIT 10.11

                                   ONEIDA LTD.

                                        July 28, 2004

Mr. J. Peter Fobare
c/o Oneida Ltd.
Kenwood Avenue
Oneida, New York

Dear Pete:

          This letter agreement (this "Agreement") sets forth our mutual agreement concerning the terms of your continued employment with Oneida Ltd. (the "Company"):

          1. Term. The term of this Agreement (the "Term") shall commence on July 30, 2004, and shall end on the second anniversary thereof, unless earlier terminated in accordance with Section 6.

          2. Position. You shall serve as senior Vice President and General Manager Consumer Retail Markets of the Company and shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer or by the Board of Directors of the Company (the "Board"). You agree to serve the Company faithfully and to the best of your ability.

          3. Base Salary. During the Term, the Company will continue to pay you a base salary (your "Base Salary") in accordance with the Company's regular payroll practices, as in effect from time to time. Your Base Salary shall be paid at an annual rate of $175,120, which represents an annual salary reduction of $23,880 (the "Salary Reduction") from your annual rate of base salary as of July 1, 2004 (i.e., $199,000); provided, that your Base Salary may be increased to the extent of all or a portion of your Salary Reduction upon attainment of certain performance objectives as determined by the Board in its sole discretion. Such performance objectives will be communicated to you promptly upon adoption by the Board.

          4. Annual Bonus. During the Term, the Company may pay you an annual bonus (your "Annual Bonus"). The form of payment and the other terms and conditions of such Annual Bonus shall be determined by and in the sole discretion of the Board.

          5. Employee Benefits. During the Term, you shall be included, to the extent eligible, in all the employee benefit plans or programs of the Company as are available to other similarly situated employees generally and such other benefit plans or programs as may be specified by





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the Board. You hereby waive any right you may have now or in the future to the payment described in Section 12(a)(i) of the Company's Deferred Compensation Plan for Key Employees.

          6. Termination of Employment. The Company shall have the right to terminate your employment at any time and for any reason. You shall have the right to terminate your employment with the Company at any time and for any reason. Subject to your execution of a general release of claims against the Company in a form satisfactory to the Company, if the Company terminates your employment during or after the Term for any reason other than Cause (as defined below), or if you resign from your employment for Good Reason (as defined below), the Company shall continue to pay you your Base Salary through the later of (x) the expiration of the Term or (y) the six-month anniversary of the date of your termination of employment, at such intervals as the same would have been paid had you remained employed by the Company. In the event the Company terminates your employment for Cause or you resign your employment for any reason other than Good Reason, you shall be entitled to receive any earned and unpaid Base Salary and any accrued but unpaid vacation through the date of such termination or resignation, as well as any amounts earned and accrued under any bonus or supplemental income program and then payable under the terms of such program. Unless required by applicable law, you shall have no further rights to any other compensation (including any Annual Bonus) or any other benefits. For purposes of this Agreement, "Cause" shall mean (a) your willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the financial condition or business reputation of the Company, (b) your conviction of, or plea of nolo contendre to, a felony, or any willful perpetration of a common law fraud; or (c) your willful and continued failure or refusal to substantially perform your duties with the Company. For purposes of this Agreement, "Good Reason" shall mean a substantial diminution in your title, position and responsibilities without your consent.

          7. Restrictive Covenants.

          (a) Noncompetition. You agree that during your employment with the Company and through the later of (x) the expiration of the Term and (y) the six-month anniversary of the date of your termination of employment with the Company for any reason (the "Restricted Period") you shall not, directly or indirectly, engage, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity (other than an owner of less than one percent of the capital stock of a publicly traded entity), in any business or activity that competes with the business conducted by the Company in the geographical area in which it is engaged or will engage in such business during such period.

          (b) Nonsolicitation.

               (i) You agree that during the Restricted Period you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, call upon, solicit, advise or otherwise do, or attempt to do, business with any person or entity who is, or was during your employment, a client or customer of the Company, or take away or interfere or attempt to take away or to interfere with any customer, trade, business, patronage or affair of the Company.

               (ii) You agree that during your employment with the Company and through the third anniversary of the date of your termination of employment with the Company for any





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     reason you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, solicit, induce to leave, hire (or attempt to hire) or otherwise interfere (or attempt to interfere) with any person or entity who is at such time, or was during your employment, an employee, officer, consultant, representative or agent of the Company.

          (c) Confidentiality. You agree that at no time during the Term or thereafter will you, except in performance of your obligations to the Company, directly or indirectly, reveal to any person, entity or other organization or use for your own benefit any information deemed to be confidential or proprietary by the Company relating to the assets, liabilities, employees, goodwill, business or affairs of the Company, including, without limitation, any information concerning past, present or prospective customers, suppliers, manufacturing processes or marketing data, or any other confidential or proprietary information ("Confidential or Proprietary Information"). You further agree that you will not, without the prior written consent of the Company, remove or take from the Company's premises (or if previously removed or taken, at the Company's request, to promptly return) any written Confidential or Proprietary Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, any and all rights in Confidential or Proprietary Information. This restriction shall not apply to: (i) information approved for release by written authorization of the Company or (ii) information that may be required by law or an order of any court or government agency to be disclosed. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and or legal process to such information, you shall provide the Company's General Counsel with written notice no less than five business days prior to any such disclosure.

          (d) Return of Company Property. Upon the termination of your employment for any reason, you will immediately return all property and material in your possession that belongs or relates to the Company, including all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer software and hardware, diskettes, cellular phones, drawings, charts, photographs, slides, patents, or another form of record which contains information belonging to or created or produced by, for or at the direction of the Company, or any employee or agent thereof.

          (e) Rights and Remedies Upon Breach. The parties acknowledge and agree that any breach of the covenants in this Section 7 will cause immediate and irreparable injury, direct or indirect, to the Company and that money damages will not provide adequate remedy. You therefore agree that if you violate any of the restrictions covenants hereunder, the Company shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent you from committing or continuing a breach of such covenants. If you breach any of your obligations under this Section 7, the Company may, upon written notice to you, terminate its obligations to make any further payments to you as described in Section 6.

          8. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision of this Agreement held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.





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          9. Successors. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors, and administrators.

          10. Governing Law. This Employment Agreement shall be subject to the laws of the State of New York applicable to contracts executed in and to be performed therein.

          11. Counterparts. All executed copies of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, each of which shall constitute a single instrument.

          12. Waiver of Retention Agreement. In consideration of the payments and benefits provided to you under this Agreement, you hereby agree to waive all rights and interests that you may have now or in the future under the letter agreement between you and the Company dated November 15, 1999 (the "Retention Agreement") and as of the date hereof the Retention Agreement is null and void.

          13. Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein (including, without limitation, the Retention Agreement) are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

          14. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by law or under the Company's employee benefit plans.

                                        Sincerely,


                                        /s/ PETER J. KALLET
                                        ----------------------------------------
                                        Peter J. Kallet
                                        Chairman, President & Chief Executive
                                        Officer

Accepted and agreed:


/s/ J. PETER FOBARE
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J. Peter Fobare

Date: 8-5-04